SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549




                                     FORM 8-K





                                  CURRENT REPORT
                         Pursuant to Section 13 or 15(d) of
                         The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 4, 1996

                            Illinois Central Corporation
          Exact name of Registrant as specified in its charter




    Delaware                   1-10720                   13-3545405
(State or other jurisdiction  (Commission              (IRS Employer
 of incorporation)             File Number)         Identification No.)




455 North Cityfront Plaza Drive, Chicago, Illinois      60611-5504
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code (312) 755-7500

Item 5.  Other Items

     Today the Company issued the following press release:



Illinois Central Corporation commented today, in conjunction with its regularly scheduled mid-quarter update on business, that the Company may not be able to meet analysts' earnings estimates for the quarter. The Company had earlier said that fourth quarter earnings would depend on grain volumes. Despite strong corn and soybean harvests, grain movements quarter-to-date are lower than the Company originally expected.

    President and CEO E. Hunter Harrison commented, "To put the fourth quarter into perspective, the first, second and third quarters came in at $.54, $.51, and $.52, respectively. We anticipate that the fourth quarter, excluding our previously announced non-recurring gain, will equal or exceed any of the prior quarters but may not live up to the Street's expectations, given grain movements since harvest.
    "The good news is that the grain elevators in our service territories in Illinois and Iowa are full. It becomes a timing issue of when the grain will move. We had originally expected more of it to move in this quarter."
    The Company announced in October it has sold its investment in an industry-captive insurance company which will result in a one-time, pre-tax gain in the fourth quarter of approximately $7 million which will be reflected in "other income" and will increase fourth-quarter earnings-per-share by approximately seven cents ($.07). This non-recurring gain is generally not reflected in analysts' estimates.
    In other news, as planned, the 75-acre intermodal terminal in Harvey, Illinois, which Illinois Central has constructed for the Canadian National Railway, opened for business on December 2.

    On December 3, the Board of Directors, following its annual budget review, announced a 15 percent increase in the quarterly dividend from $.20 to $.23 per share of outstanding common stock.

    Earlier today the Company announced that the United Transportation Union (UTU) and Illinois Central Railroad had signed an agreement, subject to a January ratification vote by the UTU membership. This follows an earlier announcement that the Brotherhood of Maintenance of Way Employes had ratified its local agreement with IC.
    The Company expects to report fourth-quarter earnings on January 21, 1997.
    Illinois Central Corporation is a holding company whose principal subsidiaries are three freight railroads: the Illinois Central, the Chicago, Central & Pacific, and the Cedar River, which together comprise a 3,500-mile system from Chicago south to the Gulf of Mexico and west through Iowa.

                                  SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.







                                   ILLINOIS CENTRAL CORPORATION





                                     /s/JOHN V. MULVANEY

                                       John V. Mulvaney
                                         Controller








Date: December 4, 1996